                                                                   EXHIBIT 10.15


                              TRANSITION AGREEMENT
                                  AND RELEASES


        This Transition Agreement and Releases (the "Agreement") is made as of March 7, 2001 and is entered into between Raining Data Corporation, a Delaware corporation ("Raining Data" or the "Company"), located at 17500 Cartwright Road, Irvine, California 92614, and Gilbert Figueroa ("Figueroa"), who resides at 5 Rue Marseille, Newport Beach, California 92660. This Agreement supersedes all previous employment or service agreements, whether written or oral or express or implied, between Figueroa and the Company or any subsidiary or affiliate thereof.

        WHEREAS, the parties desire to redefine and restate the status of Figueroa on the terms and conditions more fully described herein;

        WHEREAS, the employment of Figueroa has been terminated;

        NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt of which are hereby acknowledged, the parties agree as follows:

        1. Termination of Employment. The employment of Figueroa as an officer and employee of Raining Data and as an officer and employee of PickAX, Inc., a subsidiary of Raining Data, was terminated effective December 29, 2000.

        2. Resignation of Offices. Except as a member of the Board of Directors of Raining Data, Figueroa agrees to resign in writing from any other offices or other directorships, if any, held with Raining Data or any of its subsidiaries or affiliates, including but not limited to PickAX, Inc. and Pick Systems, Inc., all effective as of or before the Effective Date (as hereinafter defined).

        3. Duties of Figueroa. As a result of the foregoing, Figueroa has ceased performing all duties as the Chief Executive Officer and President and an employee of the Company and as an officer of PickAX, Inc.; and will cease performing any duties as an officer and/or director of Raining Data or any subsidiary or affiliate thereof, except as provided above in the case of his directorship with Raining Data.

        4. Company Obligations.

                a. Severance Pay. As severance pay Raining Data will pay Figueroa $24,083.33 on the final day of each calendar month for the next twelve months commencing January 31, 2001 and ending December 31, 2001. All such payments shall be subject to applicable federal and state tax withholdings.

                b. Stock Rights. Figueroa shall be deemed vested as of the Effective Date in the total amount of Thirty Thousand Five Hundred Fifty (30,550) shares of the Common Stock of Raining Data at an option exercise price of $3.25 per share ("Vested Options"), pursuant to the terms of the applicable Stock Option Plan and that certain Stock Option Agreement dated June 30, 2000 evidencing the grant of such options. Any and all other options or comparable rights granted by Raining Data or PickAX, Inc. or any subsidiary or affiliate thereof, if any, including all unvested options under said Stock Option Agreement, are hereby terminated. Figueroa shall have until December 31, 2004 to exercise such Vested Options and thereafter all unexercised Vested Options shall terminate. The foregoing is not intended to limit any registration or registration rights to which Figueroa is otherwise entitled for stock held by Figueroa now or in the future.

                c. Certain Benefits.

                        (i) Raining Data will pay on Figueroa's behalf, Figueroa's COBRA payments until the earlier of (i) January 1, 2002, or (ii) when Figueroa becomes eligible for coverage under another employer's health insurance plan.

                        (ii) Figueroa shall reside rent free at the corporate housing located at 5 Rue Marseille, Newport Beach, California 92660, until April 30, 2001, and will permanently vacate the premises in good condition at that time. All utilities, insurance, telephone and other costs related to such housing other than rent shall be paid solely by Figueroa. Figueroa will purchase homeowner's insurance. Figueroa shall fully indemnify, hold harmless and defend Raining Data and its subsidiaries and affiliates in the event of any claim for damages or liability relating to the housing or its use, to the extent not caused by Raining Data and to the extent not fully covered by insurance. Raining Data shall pay actual moving expenses of Figueroa from such housing in a total amount not to exceed $7,500.

                        (iii) Until December 31, 2001 Figueroa shall be entitled to use the 2000 Mercedes Benz S430 automobile currently leased by Raining Data and being used by Figueroa, and Figueroa will return the automobile to Raining Data at that time in good condition. Notwithstanding the foregoing, any and all maintenance and repairs, fuel, and operating expenses and all other expenses other than the current lease payment and automobile insurance shall be paid solely by Figueroa. Raining Data will maintain all existing insurance on the S430 automobile. Figueroa shall fully indemnify, hold harmless and defend Raining Data and its subsidiaries and affiliates in the event of any accident or other claims for damages or liability relating to the automobile or its use, to the extent not caused by Raining Data and to the extent not fully covered by insurance.

                        (iv) Raining Data agrees to maintain all corporate insurance policies currently in force (or successor insurance policies at the same or higher limits) that would indemnify Figueroa as an employee, officer or director of Raining Data,



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

PickAX, Inc., or any of their subsidiaries (excluding however any acts of fraud), through December 31, 2003. Copies of the insurance policies shall be sent to Figueroa. Figueroa will be named in said policies as an additional insured. Raining Data will notify Figueroa thirty (30) days in advance of any termination of these insurance policies.

                d. Other Compensation or Benefits. Figueroa will receive all benefits provided generally to all members of the Board of Directors of Raining Data during his term as a director, provided however that Figueroa will not be granted any stock options or warrants as a director. With the exception of the foregoing and without affecting any of his separate rights as a stockholder of Raining Data, Figueroa acknowledges and agrees that he will receive no other compensation or benefits of employment or engagement from Raining Data or any subsidiary or affiliate hereof.

                e. Legal Fees. Raining Data shall reimburse Figueroa for his attorney's fees incurred in connection with the negotiation and drafting and review of this Agreement, in a total amount not to exceed $8,500.

        5. Figueroa Obligations.

                a. Return of Property. Figueroa shall promptly return all Company property to the Company, including, but not limited to, all confidential information, computers, keys, tangible proprietary information, documents, books, records, reports, contracts, lists, computer disks (or other computer-generated files or data), and all copies thereof, created on any medium, prepared or obtained by Figueroa or others in the course of or incident to his employment with the Company. Figueroa shall be allowed to retain the notebook computer [serial number N3000C3C02067] and all software presently installed thereon, provided however that all proprietary information of the Company shall be permanently removed from the hard drive or other storage medium of such computer. For purposes of this section "Company" shall include each and all of Raining Data and its subsidiaries and affiliates.

                b. Confidential Information. Figueroa shall continue to be bound by the Non-Disclosure Covenant and Inventions provisions of his Employment Agreement signed by Figueroa on November 30, 2000 and as revised herein. Such provisions only are incorporated by reference and are attached as Exhibit A.

        6. Non-Competition. Unless otherwise agreed to in writing by the Board of Directors of Raining Data in its sole discretion, and without limiting the other obligations of Figueroa hereunder, Figueroa agrees that prior to January 1, 2002 Figueroa shall not directly or indirectly own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any enterprise which is engaged in any business competitive with or similar to that of the Company or any subsidiary or affiliate thereof, provided however that such



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restriction shall not apply to any investment representing an interest of up to three percent (3%) of an outstanding class of publicly-traded securities of any company or other enterprise which is competitive with the Company. Notwithstanding the foregoing, Raining Data agrees and consents to the ownership and management by Figueroa of Advanced Litigation Techniques, Inc. and Internet Tools Corporation, subject to the other obligations of Figueroa hereunder.

        7. Non-Solicitation. Unless otherwise agreed to in writing by the Board of Directors of Raining Data in its sole discretion, and without limiting the other obligations of Figueroa hereunder, Figueroa agrees that prior to January 1, 2002 Figueroa shall not directly or indirectly: (a) encourage or solicit any of the Company's employees to terminate employment with the Company for any reason; (b) interfere in any other manner with the employment relationships between the Company and its employees; (c) directly or indirectly solicit business from any customer or client of the Company; (d) induce any of the Company's customers or clients to terminate their existing business relationship with the Company; or (e) interfere in any other manner with any existing business relationship between the Company and any customer, client, or other third party. Figueroa acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss that may be incurred by reason of Figueroa's breach of the foregoing restrictions. For purposes of this section "Company" shall include each and all of Raining Data and its subsidiaries and affiliates.

        8. Release. In exchange for the consideration described above, each and all of Figueroa and any and all spouses, heirs, devisees, executors, administrators, representatives, agents, successors and assigns of Figueroa (collectively, "Figueroa" for purposes of this Section and Sections 9, 10 and 11 hereof) do hereby completely release and forever discharge each and all of the Company and its parents and subsidiaries and affiliates and each and all of their respective present and former stockholders, officers, directors, agents, employees, attorneys, parents, subsidiaries, affiliates, insurers, representatives, successors, and assigns (collectively, "Released Parties") from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, matured or unmatured, which Figueroa may have now or in the future arising from any act or omission or condition or event occurring on or prior to the Effective Date, whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation, including but not limited to (i) all claims for compensation or bonuses, and all claims arising from his employment with the Company or any subsidiary or affiliate thereof or the termination of his employment and (ii) any claims or actions or causes of action of Figueroa as a stockholder or optionholder of PickAX, Inc. or the Company (collectively, the "Released Claims"). By way of example and not in limitation of the foregoing, Released Claims shall include any claims that may arise under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, the Older Workers' Benefit Protection Act, the California Fair Employment and Housing Act, as well as any claims asserting



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wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, and defamation. Figueroa likewise releases the Released Parties from any and all obligations for attorneys' fees incurred in regard to the above claims or otherwise. Notwithstanding the foregoing, Released Claims shall not include (i) any claims based on any claim of breach or violation by the Company of any new obligations established by this Agreement; (ii) any vested pension rights or any pending workers' compensation claims; and (iii) any claims Figueroa may have (if any) against Raining Data or PickAX, Inc. or any of their subsidiaries for indemnification as an employee, officer or director thereof, provided however that each of such entities reserves all rights to contest any such claim. Figueroa acknowledges that he has not suffered any injuries on the job other than those claimed in any Workers' Compensation claims filed on or before December 29, 2000.

        9. Release of Age Discrimination Claims. Figueroa knowingly and voluntarily releases and waives any rights or claims of discrimination under the Age Discrimination in Employment Act of 1967 ("ADEA") against any of the Released Parties. Figueroa and the Company agree that this waiver and release does not apply to any rights or claims for age discrimination under the ADEA that may arise from any act or event occurring after the Effective Date of this Agreement. Figueroa acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Figueroa is already entitled. Figueroa further acknowledges that he has been advised in writing that
(a) he should consult with an attorney prior to signing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days after he signs this Agreement to revoke this Agreement; and (d) the Agreement shall not become effective until the date the revocation period expires (the "Effective Date" for all purposes of this Agreement).

        10. Section 1542 Waiver. It is understood and agreed that this is a full and final release covering all known, unknown, anticipated, and unanticipated injuries, debts, claims, or damages to Figueroa which may have arisen or may be connected with the employment of Figueroa by the Company or any subsidiary or affiliate thereof, or the termination thereof, or in connection with the status of Figueroa as a stockholder or optionholder thereof, or otherwise in connection with any of the Released Claims. Figueroa hereby waives any and all rights or claims which he may now have, or in the future may have against the Released Parties under the terms of Section 1542 of the California Civil Code, which provides as follows:

        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM



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        MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        11. Covenant Not to Sue. Figueroa shall not sue or initiate against any Released Party, or encourage any third party to sue or initiate against any Released Party, any compliance review, arbitration, action or proceeding or suit, or participate in or voluntarily cooperate with any claimant in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute, or regulation pertaining in any manner to the Released Claims. This is not applicable to any litigation or arbitration to enforce the terms of this Agreement.

        12. Confidentiality; Other Matters. Figueroa understands and agrees that this Agreement and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by Figueroa to any entity or person, for any reason, at any time, without the prior written consent of the Company, unless required by law. Notwithstanding the foregoing, Figueroa may disclose the terms of this Agreement to his spouse, and for legitimate business reasons, to his legal, financial, and tax advisors. Figueroa acknowledges and agrees that he shall be solely responsible for any and all of his own tax liabilities relating to this Agreement.

        13. Nonadmission. The parties understand and agree that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by the Company or by any other Released Party or by Figueroa. Any liability for any and all claims is expressly denied by each of such persons.

        14. No Assignment. Figueroa represents and warrants and covenants that he is the sole and lawful owner of all right, title and interest in and to each of the claims and matters being released and discharged herein; and that he has not assigned or transferred or attempted to assign or transfer and will not assign or transfer or attempt to assign or transfer all or any part of any claim or matter released hereunder or any rights or interest therein to any other person or entity at any time.

        15. Integration. The parties agree that the terms of this Agreement are intended to be the final expression of their agreement with respect to the subject matter of this Agreement and shall supersede and not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that specific provisions of any such agreement have been expressly referred to in this Agreement as having continued effect. No party has relied upon any statement, promise, representation or warranty of the other party or his or its legal counsel or representatives which is not expressly set forth herein.

        16. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the parties and referring to this Agreement. No



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failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

        17. Binding Effect. Subject to the limitations of Section 14 hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties; the successors and assigns of the Company; and the spouses, representatives, executors, administrators, heirs, devisees, agents, successors and assigns of Figueroa. This Agreement shall also inure to the benefit of each and all of the Released Parties. This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement.

        18. Severability. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect; provided however that in the event for any reason any material part of Section 8, 9, 10 or 11 hereof is held invalid, unenforceable or void by a final court decision or the final binding decision of an arbitrator, the Company shall have the unilateral right and option to rescind and terminate this Agreement by written notice to Figueroa.

        19. Attorneys' Fees. In any legal action, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

        20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law principles.

        21. Interpretation. Section headings in this Agreement are for the convenience of the parties, are not part of the agreement of the parties and shall not be used in the construction hereof. Whenever in this Agreement the context requires, references to the plural shall include the singular and the singular the plural, and each gender shall include all other genders. No provision in this Agreement shall be interpreted or construed against any party because such party or its counsel was the drafter hereof.

        22. Arbitration. The Company and Figueroa agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding neutral arbitration in Orange County, California under the National Rules for the Resolution of Employment Disputes of the



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American Arbitration Association (the "AAA Rules"). The parties will each exercise their respective diligent best efforts to arbitrate any claim involving confidential and/or proprietary information or non-solicitation obligations within forty-five (45) days of the making of such claim.

        Notwithstanding the foregoing, either party may, at its option, seek injunctive relief in a court of competent jurisdiction only for any claim or controversy arising out of or related to the unauthorized use, disclosure, or misappropriation of the confidential and/or proprietary information of either party; or the breach of any non-solicitation obligation; or for emergency relief. No judicial proceeding by a party involving injunctive relief relating to the subject matter of the arbitration shall be deemed a waiver of the party's right to arbitrate. All performance under this Agreement shall continue unless stopped by a court of competent jurisdiction and/or order of the arbitrator, and without waiving any claims of the performing party.

        23. Representation by Counsel. The parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each party's own judgment and not on any representations or promises made by the other party, other than those contained in this Agreement.

        IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date.


Date:      March 8, 2001                    /s/ Gilbert Figueroa
      -----------------------               ------------------------------------
                                            Gilbert Figueroa


Date:      29 Mar 2001                      RAINING DATA CORPORATION
      -----------------------


                                            By: /s/ Bryce J. Burns
                                            ------------------------------------
                                            Bryce J. Burns, Chairman and CEO



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                                   EXHIBIT "A"


NON-DISCLOSURE COVENANT; INVENTIONS. Gilbert Figueroa ("Executive") acknowledges that:

                (i) During the Employment Period and as a part of his employment, Executive had developed or was afforded access to Confidential Information;

                (ii) Public disclosure or unauthorized use of such Confidential Information could have a material adverse impact on Raining Data Corporation and/or any of its subsidiaries or affiliates (collectively "Employer") and its business; and

                (iii) Executive possesses substantial technical expertise and skill with respect to Employer's business. Employer desires to obtain exclusive ownership of any Inventions created by Executive, as defined in Subsection (c) below, and the parties hereto acknowledge that Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of such Inventions.

        As used in these provisions, the term "Confidential Information" shall mean inventions and improvements (including, without limitation, those involving Inventions), ideas, plans, processes, techniques, technology, source code, other computer code, software, intellectual property, trade secrets, customer lists, and other information developed or acquired by or on behalf of Employer which relate to or affect any aspect of Employer's business and affairs and which are not available to the general public. In consideration of the foregoing and other good and valuable consideration to be paid or provided to Executive by Employer pursuant to that certain Transition Agreement and Releases between the parties of which these provisions are Exhibit "A", Executive hereby covenants and agrees as follows:

        (a) Executive's employment terminated in December 2000.

        (b) Both during and after the Employment Period, Executive shall not, without Employer's prior written consent, disclose to any third party, or use for any purpose other than for the exclusive benefit of Employer, any Confidential Information, whether Executive has such information in his memory or embodied in writing or other physical form. Executive agrees that disclosures made by Employer to governmental authorities, to its customers or potential customers, to its suppliers or potential suppliers, to its employees or potential employees, to its consultants or potential consultants or disclosures made by Employer in any litigation or administrative or governmental



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proceedings shall not mean that the matter so disclosed are available to the general public. The foregoing, however, shall not limit Employer's authority to determine whether or not any such information has been so disclosed. Executive shall not remove from Employer's premises, except when specifically authorized in pursuit of Employer's business, any document, record, notebook, plan, model, component, or device. Executive recognizes that, as between Employer and Executive, all such documents, records, notebooks, plans, models, components or devices, whether or not developed by Executive, are the exclusive property of Employer. Executive shall disclose and return to Employer all documents, records, notebooks, plans, models, components, and devices in Executive's possession or subject to Executive's control. Executive shall not retain any copies, abstracts, sketches or other physical embodiment of any such document, record, notebook, plan, model, component or device.

        (b) Executive agrees that the term "Invention" shall include any ideas, inventions, techniques, modifications, processes or improvements, whether patentable or not, and any industrial design, whether registerable or not, created, conceived or developed by Executive, either solely or in conjunction with others, during the term of Executive's employment by Employer, provided that such invention relates in any way to, or is useful in any manner in the business then conducted or proposed to be conducted by Employer. As used in these provisions, the term "Invention" shall also include any idea, invention, technique, modification, process, improvement and industrial design created by Executive, either solely or in conjunction with others, after the termination of Executive's employment with Employer, which is based upon or uses Confidential Information and relates in any way to, or is useful in any manner in, the business now or then being conducted by Employer. Executive agrees that all rights and all ownership of any Invention shall belong exclusively to Employer; except to the extent that California Labor Code Section 2870 lawfully prohibits the assignment of rights in such Inventions. Executive acknowledges that he understands that this definition is limited by California Labor Code Section 2870, which provides:

                "(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                (2) Result from any work performed by the employee for the employer.



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

                (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

Nothing in these provisions is intended to expand the scope of protection provided Executive by Sections 2870 through 2872 of the California Labor Code. To the extent that any Invention or other Confidential Information is not otherwise deemed owned exclusively by Employer hereunder, subject to the provisions of the foregoing Section 2870, Executive further assigns and transfers all right, title and interest in and to such Invention or other Confidential Information to Employer on a continuous basis during the Employment Period.

        Executive further agrees that he shall:

                (i) Promptly disclose any Invention to Employer in writing;

                (ii) Promptly assign to Employer or to a party designated by Employer, at its request and without additional compensation, Executive's entire rights to the Invention for the United States and for all foreign countries;

                (iii) Promptly execute and deliver to Employer such applications, assignments and other documents as Employer may reasonably require in order to apply for and obtain patents or other registrations on any Invention in the United States and in any foreign countries;

                (iv) Promptly sign and deliver all instruments and other papers necessary to carry out the foregoing obligations; and

                (v) Give testimony and render any other assistance, but without expense to Executive, in support of Employer's rights to any Invention.

        Executive recognizes that should a dispute or controversy arising from or relating to these provisions be submitted for resolution to any arbitration panel or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. Consequently, insofar as may be necessary to preserve the secrecy of any Confidential Information, Executive agrees that issues of fact, the resolution of which would require the disclosure of Confidential Information, shall be conducted under a blanket confidentiality agreement executed by all participants in the arbitration proceedings. Executive also agrees that all pleadings, documents, testimony and records relating to any such arbitration shall be maintained in secrecy and shall be available for inspection by Employer, Executive and their respective attorneys and experts who shall agree, in advance and in writing, to receive and maintain all such information in secrecy.



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        Any confidential or proprietary information or inventions under any prior agreement between Executive and any of Employer also will be part of the Confidential Information and Inventions hereunder.



                                       iv